Exhibit 99.1

FOR IMMEDIATE RELEASE

Zebra Technologies Announces Record Sales for Second Quarter of 2006

Vernon Hills, IL, July 26, 2006—Zebra Technologies Corporation (NASDAQ: ZBRA) today announced that net income for the period ended July 1, 2006, advanced 8.8% to $27,672,000, or $0.39 per diluted share, on 6.1% growth in net sales to $187,421,000, a quarterly record. For the second quarter a year ago, the company reported net income of $25,446,000, or $0.35 per diluted share, on $176,614,000 in net sales. Results for 2005 were restated to reflect the adoption of SFAS 123(R), Share-Based Payments.

“Record shipments are the tangible result of a strategy to serve a wider range of printing solutions worldwide,” stated Edward Kaplan, Zebra’s chairman and chief executive officer. “Zebra’s extended global reach is translating into high growth in international regions. We are capturing more opportunities in healthcare, route accounting, retail and other vertical market applications. With a much more diversified business across products, channels and markets, we remain optimistic about our growth prospects and confident in our abilities to build greater stockholder value.”

Discussion and Analysis

For the second quarter of 2006 compared with the second quarter of 2005:

•	Ongoing strength in international territories with notable growth in the company’s Europe, Middle East and Africa region of 16.8% helped drive improved sales growth. On a consolidated basis, nearly all printer product lines contributed to a 15.6% unit volume increase. Supplies sales increased 19.1%.
•	Gross profit margin declined to 47.8% from 50.5%. During the quarter, gross profit margin was affected by shifts in product mix, lower average unit prices, and unfavorable currency movements.
•	Operating income benefited from a $2,068,000, or 3.8%, decline in operating expenses. This decline was largely the result of lower legal expenses.

For the first six months of 2006, the company had net sales of $363,235,000, up 4.6% from $347,342,000 for the first half of 2005. Net income was $53,763,000, or $0.76 per diluted share, compared with $51,264,000, or $0.71 per diluted share, a year ago.

At July 1, 2006, Zebra had $584,847,000 in cash and investments, and no long-term debt. Inventories increased to $77,369,000, primarily related to the implementation of the EU RoHS Directive to remove hazardous substances from electrical and electronic equipment. Accounts receivable were $115,693,000.

Third Quarter Outlook

Zebra also announced its financial forecast for the third quarter of 2006. Net sales are expected within a range of $180,000,000 and $190,000,000. Earnings are expected within a range of $0.34 and $0.39 per diluted share.

Forward-looking Statement

This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the company’s financial forecast for the third quarter of 2006 stated in the paragraph directly above. Actual results may differ from those expressed or implied in the company’s forward-looking statements. These statements represent estimates only as of the date they were made. Zebra may elect to update forward-looking statements but expressly disclaims any obligation to do so, even if the company’s estimates change.

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These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in general and in Zebra’s industry and market conditions, of general domestic and international economic conditions, and other factors. These factors include market conditions in North America and other geographic regions and market acceptance of Zebra’s printer and software products and competitors’ product offerings and the potential effects of technological changes. Other factors include U.S. and foreign regulations that pertain to electrical and electronic equipment, including European directives relating to the collection, recycling, treatment and disposal of products and the reduction or elimination of certain specified materials in such products. Zebra’s failure to comply with these regulations may subject Zebra to penalties, prevent Zebra from selling its products in a certain country, or increase the cost of supplying the products. Profits and profitability will be affected by the company’s ability to control manufacturing and operating costs. Because of a large investment portfolio, interest rate and financial market conditions will also have an impact on results. Foreign exchange rates will have an effect on financial results because of the large percentage of our international sales. The outcome of litigation in which Zebra is involved, and particularly litigation or claims related to infringement of third party intellectual property rights, is another factor. These and other factors could have an adverse effect on Zebra’s revenues, gross profit margins and results of operations and increase the volatility of our financial results. When used in this release and documents referenced, the words “anticipate,” “believe,” “estimate,” and “expect” and similar expressions, as they relate to the company or its management are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of the risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission. In particular, readers are referred to Zebra’s Form 10-K for the year ended December 31, 2005, and the Risk Factors in Zebra’s Form 10-Q for the quarter ended April 1, 2006.

Zebra Technologies Corporation delivers innovative and reliable on-demand printing solutions for business improvement and security applications in 100 countries around the world. More than 90 percent of Fortune 500 companies use Zebra-brand printers. A broad range of applications benefit from Zebra-brand thermal bar code, “smart” label, receipt, and card printers, resulting in enhanced security, increased productivity, improved quality, lower costs, and better customer service. The company has sold more than five million printers, including RFID printer/encoders and wireless mobile solutions, and also offers software, connectivity solutions and printing supplies. Information about Zebra bar code, card and RFID products can be found at http://www.zebra.com.

Investors are invited to listen to a live Internet broadcast of Zebra’s conference call discussing the company’s financial results for the second quarter of 2006. The conference call will be held at 11:00 Eastern Time today. To listen to the call, visit the company’s Web site at www.zebra.com.

For Information, Contact:

Charles R. Whitchurch

Chief Financial Officer

Phone: 847.634.6700

Fax: 847.821.2545

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	July 1, 2006	December 31, 2005
	(Unaudited)	(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$27,627	$25,621
Investments and marketable securities	179,774	518,618
Accounts receivable, net	115,693	111,551
Inventories, net	77,369	63,638
Deferred income taxes	8,419	8,188
Prepaid expenses	6,015	5,098

Total current assets	414,897	732,714

Property and equipment at cost, less accumulated depreciation and amortization	54,684	49,643
Long-term deferred income taxes	8,459	6,216
Goodwill	69,097	69,097
Other intangibles, net	20,700	19,002
Long-term investments and marketable securities	377,446	—
Other assets	40,565	41,743

Total assets	$985,848	$918,415

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,194	$24,885
Accrued liabilities	32,690	28,928
Income taxes payable	1,326	535

Total current liabilities	58,210	54,348
Deferred rent	570	574
Other long-term liabilities	5,999	5,521

Total liabilities	64,779	60,443

Stockholders’ equity:
Preferred Stock	—	—
Class A Common Stock	722	722
Additional paid-in capital	136,374	139,433
Treasury stock	(50,087)	(64,013)
Retained earnings	833,216	779,453
Accumulated other comprehensive income	844	2,377

Total stockholders’ equity	921,069	857,972

Total liabilities and stockholders’ equity	$985,848	$918,415

Note: Figures for December 31, 2005, were restated for the adoption of SFAS 123 (R), Share-Based Payments, using the modified retrospective approach.

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
		(Restated)		(Restated)
Net sales	$187,421	$176,614	$363,235	$347,342
Cost of sales	97,895	87,467	191,011	171,066

Gross profit	89,526	89,147	172,224	176,276

Operating expenses:
Selling and marketing	23,510	23,050	45,619	44,615
Research and development	12,382	12,386	24,417	23,437
General and administrative	15,081	17,800	29,730	33,603
Amortization of intangible assets	723	387	1,470	1,034
Exit costs	—	141	—	1,658

Total operating expenses	51,696	53,764	101,236	104,347

Operating income	37,830	35,383	70,988	71,929

Other income (expense):
Investment income	4,987	3,072	10,194	6,349
Interest expense	(13)	(27)	(231)	(31)
Foreign exchange gains (loss)	(380)	812	(269)	865
Other, net	(177)	(243)	(626)	(546)

Total other income	4,417	3,614	9,068	6,637

Income before income taxes and cumulative effect of accounting change	42,247	38,997	80,056	78,566
Income taxes	14,575	13,551	27,612	27,302

Income before cumulative effect of accounting change	27,672	25,446	52,444	51,264

Cumulative effect of accounting change	—	—	1,319	—

Net income	$27,672	$25,446	$53,763	$51,264

Basic earnings per share before cumulative effect of accounting change	$0.39	$0.35	$0.74	$0.71
Diluted earnings per share before cumulative effect of accounting change	$0.39	$0.35	$0.74	$0.71

Basic earnings per share	$0.39	$0.35	$0.76	$0.71
Diluted earnings per share	$0.39	$0.35	$0.76	$0.71

Basic weighted average shares outstanding	70,781	72,013	70,661	71,939
Diluted weighted average and equivalent shares outstanding	71,229	72,679	71,154	72,654

Note: Figures for the three months and six months ended July 2, 2005, were restated for the adoption of SFAS 123 (R), Share-Based Payments, using the modified retrospective approach.

ZEBRA TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Six Months Ended
	July 1, 2006	July 2, 2005
		(Restated)
Cash flows from operating activities:
Net income	$53,763	$51,264
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,300	6,399
Stock-based compensation	3,485	3,994
Excess tax benefit from share-based compensation	(1,461)	(1,411)
Cumulative effect of accounting change (net of tax)	(1,319)	—
Deferred income taxes	(2,419)	432
Changes in assets and liabilities:
Accounts receivable, net	(479)	(12,124)
Inventories	(12,729)	(5,342)
Other assets	2,387	(8,358)
Accounts payable	(2,358)	(1,655)
Accrued liabilities	3,261	(1,291)
Income taxes payable	1,107	(2,692)
Other operating activities	(2,259)	1,532

Net cash provided by operating activities	48,279	30,748

Cash flows from investing activities:
Purchases of property and equipment	(10,446)	(6,607)
Acquisition of assets of Retail Systems International, Inc.	—	(7,655)
Acquisition of intangible assets	(3,898)	(8,254)
Purchases of investments and marketable securities	(543,095)	(509,112)
Maturities of investments and marketable securities	345,300	313,076
Sales of investments and marketable securities	155,611	172,334

Net cash used in investing activities	(56,528)	(46,218)

Cash flows from financing activities:
Proceeds from exercise of stock options and stock purchase plan purchases	8,126	6,600
Excess tax benefit from share-based compensation	1,461	1,411
Payments for obligation under capital lease	—	(27)

Net cash provided by financing activities	9,587	7,984

Effect of exchange rate changes on cash	668	(399)

Net increase (decrease) in cash and cash equivalents	2,006	(7,885)
Cash and cash equivalents at beginning of period	25,621	17,983

Cash and cash equivalents at end of period	$27,627	$10,098

Supplemental disclosures of cash flow information:
Interest paid	$231	$331
Income taxes paid	27,196	31,104

Note: Figures for the six months ended July 2, 2005, were restated for the adoption of SFAS 123 (R), Share-Based Payments, using the modified retrospective approach.

ZEBRA TECHNOLOGIES CORPORATION

SUPPLEMENTAL SALES INFORMATION

(Amounts in thousands)

(Unaudited)

Sales by Product Category

	Three Months Ended		Percent Change	Percent of Total Sales
	July 1, 2006	July 2, 2005
Hardware	$140,553	$135,916	3.4	75.0
Supplies	39,404	33,091	19.1	21.0
Service and software	6,199	6,627	(6.5)	3.3
Shipping and handling	1,469	1,378	6.6	0.8
Cash flow from hedging activities	(204)	(398)	NM	(0.1)

Total sales	$187,421	$176,614	6.1	100.0

Sales by Product Category

	Six Months Ended		Percent Change	Percent of Total Sales
	July 1, 2006	July 2, 2005
Hardware	$274,022	$269,387	1.7	75.5
Supplies	73,729	63,040	17.0	20.3
Service and software	12,430	12,706	(2.2)	3.4
Shipping and handling	2,886	2,880	0.2	0.8
Cash flow from hedging activities	168	(671)	NM	—

Total sales	$363,235	$347,342	4.6	100.0

Sales by Geographic Region

	Three Months Ended		Percent Change	Percent of Total Sales
	July 1, 2006	July 2, 2005
Europe, Middle East and Africa	$68,047	$58,271	16.8	36.3
Latin America	13,257	12,897	2.8	7.1
Asia-Pacific	14,944	15,665	(4.6)	8.0

Total international	96,248	86,833	10.8	51.4
North America	91,173	89,781	1.6	48.6

Total sales	$187,421	$176,614	6.1	100.0

Sales by Geographic Region

	Six Months Ended		Percent Change	Percent of Total Sales
	April 1, 2006	April 2, 2005
Europe, Middle East and Africa	$128,728	$118,851	8.3	35.4
Latin America	26,176	23,023	13.7	7.2
Asia-Pacific	30,170	28,124	7.3	8.3

Total international	185,074	169,998	8.9	50.9
North America	178,161	177,344	0.5	49.1

Total sales	$363,235	$347,342	4.6	100.0